Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES FOURTH QUARTER & FISCAL YEAR 2014 RESULTS

RESTON, Va., December 18, 2014 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its fourth quarter and full fiscal year 2014, which ended October 3, 2014.

In its fourth quarter of fiscal year 2014, Learning Tree reported revenues of $32.5 million, income from operations of $6.4 million, and net income of $6.6 million, or $0.50 per share. The fourth quarter of 2014 results were positively impacted by a $6.3 million gain recognized on the sale of Learning Tree’s corporate headquarters facility located in Reston, Virginia. These results compare with revenues of $27.6 million, loss from operations of $2.0 million, and net loss of $2.2 million, or ($0.17) per share in its fourth quarter of fiscal year 2013.

For the full fiscal year 2014, Learning Tree reported revenues of $118.2 million, income from operations of $0.4 million, and net income of less than $0.1 million or less than $0.01 per share. These results compare with revenues of $116.8 million, loss from operations of $8.2 million, and net loss of $8.7 million or ($0.66) per share for fiscal year 2013.

“We are continuing to focus on delivering the highest quality IT and Management Training while working to improve our financial results,” said Learning Tree President Max Shevitz. “We are expanding the services we offer our customers in order to further enhance their overall training options, and their back-on-the-job productivity. We are also working to align our classroom space with the needs of our business.”

Webcast

An investor conference call to discuss fourth quarter and full fiscal year 2014 results is scheduled for 4:30 p.m. (ET) December 18, 2014. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, our web-based, remote-attendance platform. For more information about Learning Tree and its products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on Learning Tree. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Learning Tree. There can be no assurance that future developments affecting Learning Tree will be the same as those anticipated. Learning Tree cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Investors should not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Some of these risks and uncertainties that could affect Learning Tree and its business, include but are not limited to the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel. Learning Tree is not undertaking any obligation to update forward-looking statements contained herein to reflect future events, developments or changed circumstances.

In order to help the reader assess the factors and risks in Learning Tree's business that could cause actual results to differ materially from those expressed in the forward looking statements, Learning Tree discusses in its 2014 Annual Report on Form 10-K (“Form 10-K”), those risks in Item 1A, “Risk Factors”. Please read the Form 10-K, including Item 1A, which is filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's Internet site (http://www.sec.gov).

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Release Summary: Learning Tree International announced today its revenues and results of operations for its fourth quarter and full fiscal year 2014, which ended October 3, 2014.

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013
	(unaudited)	(unaudited)

Revenues	$32,463	$27,629	$118,248	$116,810
Cost of revenues	17,383	15,589	66,574	63,010
Gross profit	15,080	12,040	51,674	53,800

Operating expenses:
Course development	1,920	1,812	7,646	7,841
Sales and marketing	6,887	6,735	25,521	28,616
General and administrative	6,142	5,492	24,432	25,529
Total operating expenses	14,949	14,039	57,599	61,986

Income (loss) from operations before other operating items	131	(1,999)	(5,925)	(8,186)

Gain (loss) on disposal of property, plant and equipment	6,310	9	6,322	(54)

Income (loss) from operations	6,441	(1,990)	397	(8,240)

Other expense, net	(2)	(317)	(75)	(35)

Income (loss) before income taxes	6,439	(2,307)	322	(8,275)

Provision (benefit) for income tax	(182)	(98)	321	444

Net Income (loss)	$6,621	$(2,209)	$1	$(8,719)

Income (loss) per share--diluted	$0.50	$(0.17)	$0.00	$(0.66)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	October 3,	September 27,
	2014	2013

Cash and cash equivalents	$31,078	$26,583
Available for sale securities	-	-
Trade accounts receivable, net	16,223	14,057
Prepaid expenses and other	5,543	6,152
Total current assets	52,844	46,792
Depreciable assets, net and other	13,356	22,170
Total assets	$66,200	$68,962

Accounts payable and accrued liabilities	$16,557	$15,317
Deferred revenues	26,799	29,780
Total current liabilities	43,356	45,097
Other	7,047	8,204
Total liabilities	50,403	53,301

Stockholders' equity	15,797	15,661
Total liabilities and stockholders' equity	$66,200	$68,962